Exhibit 10.1

October 27, 2020

From:	Wells Fargo Bank, National Association

30 Hudson Yards

New York, NY 10001-2170

Email: CorporateDerivativeNotifications@wellsfargo.com

To:	The Hanover Insurance Group, Inc. 440 Lincoln Street, Worcester, MA 01653 Attention: Ann K. Tripp, Executive Vice President, Chief Investment Officer & Treasurer Telephone No.: (508) 855-3856
Re:	Master Confirmation—Uncollared Accelerated Share Repurchase

This master confirmation (this “Master Confirmation”), dated as of October 27, 2020, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Wells Fargo Bank, National Association (“Dealer”) and The Hanover Insurance Group, Inc., a Delaware corporation (“Counterparty”).  This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction.  The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law as the governing law (without reference to its choice of law provisions) and (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions). In addition, Section 5(a)(vi) of the Agreement shall be amended by (i) deleting in the seventh line thereof the words “or becoming capable at such time of being declared” and (ii) adding at the end of such section the following: “provided, that, notwithstanding the foregoing, an Event of Default shall not be deemed to have occurred at any time under clause (2) hereof if the default is a failure to pay caused, as demonstrated to the reasonable satisfaction of the other party, solely by an error or omission of an administrative or operational nature where (i) funds or securities required to make payment or delivery, as the case may be, were available to the relevant party to enable it to make the relevant payment or delivery when due and (ii) such payment or delivery is in fact made within two Local Business Days after the relevant party receives written notice from an interested party of such default.”

The Transactions shall be the sole Transactions under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement.  Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.

Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions.  Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms.

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer:	Counterparty
Seller:	Dealer
Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “THG”).
Exchange:	The New York Stock Exchange
Related Exchange(s):	All Exchanges.
Prepayment/Variable Obligation:	Applicable
Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation.

VWAP Price:

For any Exchange Business Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Calculation Agent (all such trades other than any trades described in clauses (i) to (iv) above, “Rule 10b-18 Eligible Transactions”).  Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “THG US <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Exchange Business Day to determine the VWAP Price.

Forward Price:	For each Transaction, the arithmetic average of the VWAP Prices for all of the Exchange Business Days in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.
Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.
Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Termination Date:

For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date for all or any part of such Transaction (an “Accelerated Termination Date”) by delivering notice (an “Accelerated Notice”) to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Exchange Business Day immediately following the designated Accelerated Termination Date. Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall make such mechanical, computational or formulaic adjustments (and any related adjustments the Calculation Agent deems necessary for the operation of the Transaction) to the terms of the Transaction as appropriate in order to take into account the occurrence of such Accelerated Termination Date (including cumulative adjustments to take into account all prior Accelerated Termination Dates).

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.
First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation Disruption:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period.  If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall  also determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended (in each case, as determined by the Calculation Agent), and the weighting of the VWAP Price for the relevant Exchange Business Days during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.  Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.  If a Disrupted Day is due to a Regulatory Disruption, and in particular is deemed to have occurred solely in response to self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), then such Disrupted Day shall be deemed a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period for any Transaction or the Settlement Valuation Period for any Transaction, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event in respect of such Transaction or (y) an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

Settlement Terms.

Settlement Procedures:	For each Transaction:
(i)

if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction; or

(ii)	if the Number of Shares to be Delivered for such Transaction is negative, then the Counterparty Settlement Provisions in Annex A hereto shall apply to such Transaction.
Number of Shares to be Delivered:

For each Transaction, a number of Shares (rounded down to the nearest whole number) equal to (a)(i) the Prepayment Amount for such Transaction, divided by (ii)(A) the Forward Price for such Transaction minus (B) the Forward Price Adjustment Amount for such Transaction, minus (b) the number of Initial Shares for such Transaction; provided that if the result of the calculation in clause (a)(ii) is equal to or less than the Floor Price for such Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if clause (a)(ii) were replaced with “(ii) the Floor Price for such Transaction”.  For the avoidance of doubt, if the Forward Price Adjustment Amount for any Transaction is a negative number, clause (a)(ii) of the immediately preceding sentence shall be equal to (A) the Forward Price for such Transaction, plus (B) the absolute value of the Forward Price Adjustment Amount.

Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.
Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:

For each Transaction, if the Number of Shares to be Delivered for all or such portion of such Transaction is positive (x) in the case of an Accelerated Termination Date, the date that is one Settlement Cycle immediately following the date on which Dealer delivers notice of such Accelerated Termination Date and (y) in the case of a Termination Date occurring on the Scheduled Termination Date, the date that is one Settlement Cycle immediately following the Termination Date, in either case, for all or such portion of such Transaction (the final Settlement Date, the “Final Settlement Date”).

Settlement Currency:	USD

Initial Share Delivery:

For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments.

Potential Adjustment Event:

In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above (including, for the avoidance of doubt, pursuant to Section 7 hereof), (y) a Regulatory Disruption as described in Section 7 hereof occurs or (z) a Disruption Event occurs.  In the case of any event described in clause (x), (y) or (z) above occurs, the Calculation Agent may adjust any relevant terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement, Regulatory Disruption or Disruption Event, as the case may be, which adjustments shall be based upon changes in stock price, volatility, interest rates, stock loan rate, any commercially reasonable Hedge Positions in connection with the Transaction, liquidity relevant to the Shares or to such Transaction and taking into account whether the Calculation Period had fewer Scheduled Trading Days than originally anticipated.

Excess Dividend:

For any Dividend Period, any dividend or distribution on the Shares with an ex-dividend date occurring during such Dividend Period (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or any Extraordinary Dividend) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same Dividend Period, exceeds the Ordinary Dividend Amount for such Dividend Period. “Extraordinary Dividend” means the per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.

Dividend Period:	For each Transaction, as set forth in the related Supplemental Confirmation.

Consequences of Excess Dividend:

The declaration by the Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period for any Transaction, may, at Dealer’s election in its commercially reasonable discretion, either (x) constitute an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction or (y) result in an adjustment, by the Calculation Agent, to the Floor Price as the Calculation Agent determines appropriate to preserve the fair value of such Transaction after taking into account such Excess Dividend.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Method of Adjustment:	Calculation Agent Adjustment
Early Ordinary Dividend Payment:

For each Transaction, if an ex-dividend date for any Dividend that is not (x) an Excess Dividend, (y) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (z) an Extraordinary Dividend, occurs during any Dividend Period occurring (in whole or in part) during the Relevant Dividend Period for such Transaction and is prior to the Scheduled Ex-Dividend Date for such Transaction for the relevant Dividend Period (as determined by the Calculation Agent), the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to preserve the fair value of such Transaction after taking into account such Dividend.

Scheduled Ex-Dividend Dates:	For each Transaction, as set forth in the related Supplemental Confirmation for each calendar quarter.
Relevant Dividend Period:	For each Transaction, the period from, and including, the Trade Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.
Relevant Dividend Period End Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date for such Transaction.

Extraordinary Events.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Component Adjustment

Tender Offer:

Applicable; provided that (a) Section 12.1(l) of the Equity Definitions shall be amended by (i) deleting the parenthetical in the fifth line thereof, (ii) replacing “that” in the fifth line thereof with “whether or not such announcement” and (iii) adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including, without limitation, the announcement of an abandonment of such intention)” and (b) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Applicable
(c) Insolvency Filing:	Applicable
(d) Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.
Hedging Party:	Dealer
Determining Party:	Dealer
(e) Hedging Disruption:	Applicable
Hedging Party:	Dealer
Determining Party:	Dealer
(f) Increased Cost of Hedging:	Applicable
Hedging Party:	Dealer
Determining Party:	Dealer
(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.
Hedging Party:	Dealer
Determining Party:	Dealer
Hedging Adjustments:

For the avoidance of doubt, whenever the Calculation Agent or the Hedging Party is called upon to make an adjustment pursuant to the terms of this Master Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or the Hedging Party, as the case may be, shall make such adjustment by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.

Determining Party Provisions:

All calculations, adjustments and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner.  Following any calculation, adjustment or determination by the Determining Party hereunder, upon a written request by Counterparty, the Determining Party will promptly (but in any event within five Exchange Business Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, adjustment or determination as the case may be, it being understood and agreed that the Determining Party shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such calculation, adjustment or determination.

Non-Reliance/Agreements and

Acknowledgements Regarding

Hedging Activities/Additional

Acknowledgements:	Applicable

2.

Calculation Agent.Dealer; provided that following the occurrence of an Event of Default under Section 5(a)(vii) of the Agreement, with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent with respect to the Transactions under this Master Confirmation.  Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.  Following any calculation, adjustment or determination by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event within five Exchange Business Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, adjustment or determination, as the case may be, it being understood and agreed that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such calculation, adjustment or determination.

3.	Account Details.
(a)	Account for payments to Counterparty:

Account for delivery of Shares to Counterparty:

To be provided by Counterparty

(b)	Account for payments to Dealer:

Account for delivery of Shares to Dealer:

4.	Offices.
(a)	The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
(b)	The Office of Dealer for each Transaction is: Charlotte
5.	Notices.
(a)	Address for notices or communications to Counterparty:

(b)	Address for notices or communications to Dealer:

6.	Representations, Warranties and Agreements.
(a)

Additional Representations, Warranties and Covenants of Each Party.  In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(i)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended).
(ii)

The offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(b)

Additional Representations, Warranties and Covenants of Counterparty.  In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:

(i)

As of the Trade Date for each Transaction hereunder, Counterparty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of this Master Confirmation and the Supplemental Confirmation for such Transaction has been duly authorized, executed and delivered by Counterparty and (assuming due authorization, execution and delivery thereof by Dealer) this Master Confirmation, as supplemented by such Supplemental Confirmation, constitutes a valid and legally binding obligation of Counterparty.  Counterparty has all corporate power to enter into this Master Confirmation and such Supplemental Confirmation and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof.

(ii)

As of the Trade Date for each Transaction hereunder, the execution and delivery by Counterparty of, and the performance by Counterparty of its obligations under, this Master Confirmation and the Supplemental Confirmation for such Transaction, and the consummation of the transactions herein and therein contemplated, do not conflict with or violate (A) any provision of the certificate of incorporation, by-laws or other constitutive documents of Counterparty, (B) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over Counterparty or any of its subsidiaries or any of their respective assets or (C) any contractual restriction binding on or affecting Counterparty or any of its subsidiaries or any of its assets.

(iii)

As of the Trade Date for each Transaction hereunder, all governmental and other consents that are required to have been obtained by Counterparty with respect to performance, execution and delivery of this Master Confirmation and the Supplemental Confirmation for such Transaction have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(iv)

As of the Trade Date for each Transaction hereunder, (A) such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program, and (B) there is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of such Transaction, including, without limitation, the purchases of Shares to be made pursuant to such Transaction.

(v)

As of the Trade Date for each Transaction hereunder, the purchase or writing of such Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)

As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any election with respect to any Transaction hereunder, it is not making such election, in each case (A) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares, (B) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer in violation of the Exchange Act or (C) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(vii)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(viii)

As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ix)

Counterparty has made, and will make, all material filings required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to each Transaction.

(x)

(A) The Shares are not, as of the Calculation Period Start Date, and (B) Counterparty will not, at any time during any Regulation M Period (as defined below) for any Transaction, cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) unless, in the case of clause (B), Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 7 hereof; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 hereof.  Counterparty is not currently contemplating any “distribution” (as defined in Regulation M promulgated under the Exchange Act) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act).  “Regulation M Period” means, for any Transaction, (A) the Relevant Period (as defined below) for such Transaction, (B) the Settlement Valuation Period, if any, for such Transaction and (C) the Seller Termination Purchase Period (as defined below), if any, for such Transaction.  “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the later of (1) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (2) if Section 15 hereof is applicable to such Transaction, the date on which all deliveries owed pursuant to such Section 15 have been made.

(xi)

As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Settlement Date, any Cash Settlement Payment Date and any Settlement Method Election Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(xii)	Counterparty is not, and after giving effect to each Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(xiii)	Counterparty is not a “financial end user” as defined in 12 CFR §45.2.
(xiv)

Counterparty has not entered, and will not enter, into any repurchase transaction with respect to the Shares (or any security convertible into or exchangeable for the Shares) (including, without limitation, any agreements similar to the Transactions described herein) where any initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period (each however defined) in such other transaction will overlap at any time (including, without limitation, as a result of extensions in such initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period as provided in the relevant agreements) with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation.  In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other transaction overlaps with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above or any analogous provision in such other transaction, Counterparty shall promptly amend such other transaction to avoid any such overlap.

(xv)

Counterparty shall, at least one day prior to the first day of the Calculation Period, the Settlement Valuation Period, if any, or the Seller Termination Purchase Period, if any, for any Transaction, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth in Schedule B hereto.

(xvi)	As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, there has not been any Merger Announcement (as defined below).
(xvii)

The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(c)

Additional Representations, Warranties and Covenants of Dealer.  In addition to the representations, warranties and covenants in the Agreement, Dealer represents, warrants and covenants to Counterparty that:

(i)	For purposes of Section 3(f) of the Agreement, Dealer makes the following representation:

It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.

7.

Regulatory Disruption.  In the event that Dealer based on the advice of counsel concludes, in its good faith and reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) that are generally applicable to transactions of the same nature as the Transactions under this Master Confirmation and consistently applied, for it to refrain from or decrease any market activity as it relates to a commercially reasonable hedge position on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.

8.

10b5-1 Plan.  It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), as defined below. Counterparty represents, warrants and covenants to Dealer that:

(a)

Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.

(b)

During the Calculation Period and the Settlement Valuation Period, if any, for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or Affiliate) may effect transactions in Shares in connection with such Transaction.  The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(c)

Counterparty does not have, and shall not attempt to exercise any control or influence over how, when or whether Dealer (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction entered into under this Master Confirmation, including, without limitation, over how, when or whether Dealer (or its agent or Affiliate) enters into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(d)

Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(e)

Counterparty shall not, directly or indirectly, communicate any information relating to the Shares or any Transaction (including, without limitation, any notices required by Section 10(a) hereof) to any employee of Dealer, other than as set forth in the Communications Procedures attached as Annex B hereto.

9.

Counterparty Purchases.  Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18) shall not, without the prior written consent of Dealer, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable), under this Master Confirmation.  Notwithstanding the foregoing, in its ordinary course of business, the Counterparty may withhold Shares in connection with net share settlement of any stock option or to satisfy tax withholding amounts due from employees related to the receipt of stock which resulted from the exercise or vesting of equity awards.

9A.

Dealer Purchases.  With respect to purchases of Shares by Dealer in its capacity as Hedging Party in connection with any Transaction during the Calculation Period and Settlement Valuation Period, if any, for such Transaction (other than any purchases made by Dealer in such capacity in connection with dynamic hedge adjustments of Dealer’s exposure to any Transaction as a result of any equity or timing optionality contained in such Transaction), Dealer will use good faith, commercially reasonable efforts to effect such purchases in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control. Notwithstanding the foregoing, Dealer shall not be responsible for any failure to comply with paragraph (b)(3) of Rule 10b-18 that would not have resulted if (i) a bid that was actually entered or deemed to be entered by or on behalf of Counterparty had instead been an “independent bid” for purposes of paragraph (b)(3) of Rule 10b-18, or (ii) a transaction that was actually executed or deemed to be executed by or on behalf of Counterparty had instead been an “independent transaction” within the meaning of paragraph (b)(3) of Rule 10b-18.

10.	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a)	Counterparty agrees that it:
(i)

will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)

shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Merger Announcement that such Merger Announcement has been made; and

(iii)

shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through Dealer or its Affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction.  Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct.  In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger transaction and the completion of the vote by target shareholders.

(b)

Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 hereof.

(c)

Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), Dealer in its sole discretion may (i) in good faith and a commercially reasonable manner make adjustments to the terms of any Transaction to account for the economic effect on the Transaction of such Merger Announcement, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period (including adjustments limited to account for changes in stock price, volatility, interest rates, stock loan rate, any commercially reasonable Hedge Positions in connection with the Transaction, liquidity relevant to the Shares or to such Transaction and taking into account whether the Calculation Period had fewer Scheduled Trading Days than originally anticipated, but excluding, for the avoidance of doubt, adjustments to account for changes in expected dividends) or (ii) treat the occurrence of such Merger Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

11.	Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a)

If an Acquisition Transaction Announcement occurs on or prior to the Final Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines is commercially reasonable (including, without limitation and for the avoidance of doubt, adjustments that would allow the Number of Shares to be Delivered to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (including adjustments to account for changes in volatility, stock loan rate, any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction but excluding, for the avoidance of doubt, adjustments to account for changes in expected dividends).  If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.

(b)

“Acquisition Transaction Announcement” means (i) the announcement by Counterparty or any of its subsidiaries of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement or a letter of intent designed to result in an Acquisition Transaction, by Counterparty or any of its subsidiaries or any other party that is a party to such agreement or letter of intent, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that is reasonably likely to include an Acquisition Transaction (provided that for such purposes the Calculation Agent may take into account the effect of such announcement on the market price of the Shares or options on the Shares), (iv) any other announcement by Counterparty or any of its subsidiaries that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (provided that for such purposes the Calculation Agent may take into account the effect of such announcement on the market price of the Shares or options on the Shares), or (v) any announcement of any material change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention).  For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement made by the Issuer.

(c)

“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty or (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.	Acknowledgments.
(a)	The parties hereto intend for:
(i)

each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
(iii)

a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)

all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)	Counterparty acknowledges that:
(i)

during the term of any Transaction, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)	Dealer and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to any Transaction;
(iii)

Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)

any market activities of Dealer and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price, the VWAP Price and the Settlement Price, each in a manner that may be adverse to Counterparty; and

(v)

each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

13.

No Collateral, Netting or Setoff.  Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral.  Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

14.

Delivery of Shares.  Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

15.

Alternative Termination Settlement.  In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Units in a commercially reasonable manner to fulfill its delivery obligations under this Section 15); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may make such elections only if Counterparty represents and warrants to Dealer, in writing on the date it notifies Dealer of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.  If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 15 is to be made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty.  For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 15 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.  If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Dealer pursuant to this Section 15, the period during which Dealer purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 15 shall be referred to as the “Seller Termination Purchase Period”.

16.

Calculations and Payment Date upon Early Termination.  The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to the Seller a block of Shares equal in number to the Seller’s hedge position in relation to the Transaction.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 15 hereof, such Shares or Alternative Delivery Units shall be delivered on a date selected by Dealer as promptly as practicable.

17.

Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, Dealer may not be entitled to take delivery of any Shares deliverable hereunder to the extent (but only to the extent) that, after such receipt of any Shares hereunder, the Equity Percentage would exceed 7.5%.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery the Equity Percentage would exceed 7.5%. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Counterparty that, after such delivery, the Equity Percentage would not exceed 7.5%.  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

18.

Maximum Share Delivery.  Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.

19.	Additional Termination Events.
(a)

The occurrence of an event described in paragraph III of Annex B hereto will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transactions specified in such paragraph III as the Affected Transactions.

(b)

Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for any Transaction, then an Additional Termination Event will occur without any notice or action by Dealer or Counterparty if on two consecutive Exchange Business Days the price of the Shares on the Exchange at any time falls below such Termination Price, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

20.

Non-confidentiality.  Dealer and Counterparty hereby acknowledge and agree that, subject to Section 8(e) hereof, each is authorized to disclose every aspect of this Master Confirmation, any Supplemental Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

21.	Tax.
(a)

Each party agrees to deliver to the other party one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) or W-8ECI, W-8BEN-E or W-8IMY (as applicable) upon execution and delivery of this Agreement; promptly upon reasonable demand by the other party; and promptly upon learning that any such Form previously provided by such party has become obsolete or incorrect.

22.

Assignment and Transfer.  Notwithstanding anything to the contrary in the Agreement, Dealer may assign any of its rights or duties hereunder to any one or more of its Affiliates without the prior written consent of Counterparty provided that the senior unsecured debt rating (“Credit Rating”) of such affiliate (or guarantor of its obligations under the transferred Transaction) is equal to or greater than the Credit Rating of Dealer, as specified by at least one of Standard & Poor’s and Moody’s, at the date of this Master Confirmation or the time of such assignment or transfer (whichever is higher).  In the event of any transfer or assignment of any rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, the transferee or assignee shall assume and enter into all of the transferor’s covenants and representations under Sections 3(e), 3(f), 4(a)(i) and 4(a)(iii) of the Agreement or enter into new covenants and representations that are agreed by the other party under the Agreement, and the identity of the transferee or assignee shall be entered on the books and records maintained by each party or its respective agents.  Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations.  Dealer may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares.  Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.  For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

23.	Amendments to the Equity Definitions.
(a)

Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)

Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) deleting the words “diluting or concentrative” in the sixth to last line thereof, and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(c)

Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:
(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and
(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.
(f)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:
(i)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(ii)

(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Determining Party will determine the Cancellation Amount payable by one party to the other” and (4) deleting clause (X) in the final sentence.

(g)	Section 12.9(b)(vi) of the Equity Definitions is hereby amended by:
(i)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(ii)

(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the final sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other”.

24.

Extraordinary Dividend.  The declaration by Counterparty of any Extraordinary Dividend that has an ex-dividend date during the period commencing on the Trade Date for any Transaction and ending of the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction, shall constitute an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

25.

Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to Dealer rights against Counterparty with respect to any Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than any Transaction.

26.

Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Hedging Disruption, Increased Cost of Hedging, or Illegality).

27.

U.S. QFC Stay Rules. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term)  as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request),  the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Issuer shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this section. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

28.

Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

29.

Counterparts.  This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

30.	CARES Act.

Counterparty (x) represents and warrants that it has not, as of the Trade Date, applied for or received a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act")) and is not in material breach of any Material Governmental Restrictions (as hereinafter defined) under any or other investment, or any financial assistance or relief under any program or facility (collectively "Financial Assistance") that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty comply with certain a requirements (the "Material Governmental Restrictions") not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (ii) for which the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance and (y) acknowledges that entering into the Transaction may limit its ability to receive such loan, loan guarantee, or direct loan Financial Assistance.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Authorized Signatory
Name:

Accepted and confirmed
as of the date first set
forth above:

THE HANOVER INSURANCE GROUP, INC.
By:
Authorized Signatory
Name:

SCHEDULE A

FORM OF SUPPLEMENTAL CONFIRMATION

[___], 2020

From:	Wells Fargo Bank, National Association

30 Hudson Yards

New York, NY 10001-2170

Email: CorporateDerivativeNotifications@wellsfargo.com

To:	The Hanover Insurance Group, Inc. 440 Lincoln Street, Worcester, MA 01653 Attention: Ann K. Tripp, Executive Vice President, Chief Investment Officer & Treasurer Telephone No.:(508) 855-3856

Re:	Supplemental Confirmation—Uncollared Accelerated Share Repurchase

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Wells Fargo Bank, National Association (“Dealer”) and The Hanover Insurance Group, Inc., a Delaware corporation (“Counterparty”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation, dated as of October 27, 2020 (the “Master Confirmation”), between Dealer and Counterparty, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	October 27, 2020
Forward Price Adjustment Amount:	USD [___]
Calculation Period Start Date:	[___], 20[___]
Scheduled Termination Date:	[___], 20[___]
First Acceleration Date:	[___], 20[___]
Prepayment Amount:	USD [___]
Prepayment Date:	[___], 20[___]

Initial Shares:

[___] Shares; provided that after using good faith and commercially reasonable efforts if, in connection with the Transaction, Dealer is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire in a commercially reasonable manner and thereafter Dealer shall continue to use commercially reasonable efforts in good faith to borrow or otherwise acquire a number of Shares, at a stock borrow cost no greater than the Initial Stock Loan Rate, equal to the shortfall in the Initial Share Delivery and to deliver such additional Shares as soon as reasonably practicable (it being understood, for the avoidance of doubt, that in using such commercially reasonable efforts Dealer shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures). For the avoidance of doubt, the aggregate of all Shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Initial Share Delivery Date:	[___], 2020
Dividend Period:	[___]

Ordinary Dividend Amount:	For any Dividend before the Termination Date USD [___] per share. For any Dividend after the Termination Date, USD 0.00 per Share.

Scheduled Ex-Dividend Dates:	[___]

Maximum Stock Loan Rate:	[___] basis points per annum
Initial Stock Loan Rate:	[___] basis points per annum
Maximum Number of Shares:	[___] Shares[1]
Floor Price:	USD 0.01 per Share
Termination Price:	USD [___][2] per Share

[1]	To be approximately 50% of the total number of Shares outstanding on the Trade Date.
[2]	To be approximately 50% of the closing price per Share on the Trade Date.

Additional Relevant Days:	The [___] Exchange Business Days immediately following the Calculation Period.
Reserved Shares:	Notwithstanding anything to the contrary in the Master Confirmation, as of the date of this Supplemental Confirmation, the Reserved Shares shall be equal to [___][3] Shares.

3.Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs, except as otherwise disclosed in writing to Dealer.

4.This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

[3]	To be approximately 2x the number of Initial Shares.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

THE HANOVER INSURANCE GROUP, INC.
By:
Authorized Signatory
Name:

SCHEDULE B

FORM OF CERTIFICATE OF RULE 10B-18 PURCHASES

[Letterhead of Counterparty]

Wells Fargo Bank, National Association

30 Hudson Yards

New York, NY 10001-2170

Email: CorporateDerivativeNotifications@wellsfargo.com

Re:	Uncollared Accelerated Share Repurchase

Ladies and Gentlemen:

In connection with our entry into the Master Confirmation, dated as of October 27, 2020, between Wells Fargo Bank, National Association (“Dealer”) and The Hanover Insurance Group, Inc., a Delaware corporation, as amended and supplemented from time to time (the “Master Confirmation”) and the Supplemental Confirmation thereto, dated as of October 27, 2020, we hereby represent that set forth below is the total number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks (all as defined in Rule 10b-18 under the Securities Exchange Act of 1934) pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the first day of the [Calculation Period][Settlement Valuation Period][Seller Termination Purchase Period] (as defined in the Master Confirmation) and the week during which the first day of such [Calculation Period][Settlement Valuation Period][Seller Termination Purchase Period] occurs.

Number of Shares:   __________________

We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.

Very truly yours,

THE HANOVER INSURANCE GROUP, INC.
By:
Authorized Signatory
Name:

B-1

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.The following Counterparty Settlement Provisions shall apply to any Transaction to the extent indicated under the Master Confirmation:

Settlement Currency:	USD
Settlement Method Election:

Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty
Settlement Method Election Date:

The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement
Forward Cash Settlement Amount:	An amount equal to (a) the Number of Shares to be Delivered, multiplied by (b) the Settlement Price.
Settlement Price:	An amount equal to the average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.
Settlement Valuation Period:

A number of Scheduled Trading Days selected by Dealer in its good faith and commercially reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Payment Date:	The Exchange Business Day immediately following the last day of the Settlement Valuation Period.
Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

Annex A-1

2.Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.  If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares, as applicable, have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Counterparty’s election of Net Share Settlement.

3.Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c)as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size and the results of such investigation are satisfactory to Dealer, in its good faith discretion; and

(d)as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size, in form and substance satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)all Unregistered Settlement Shares shall be delivered to Dealer (or any Affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any Affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any Affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar issuers, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and using best efforts to deliver documentation customary and appropriate for a private placement of similar size by similar issuers and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses of Dealer (and any such Affiliate) in connection with such resale, including, all commercially reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

Annex A-2

(d)in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

5.Dealer, itself or through an Affiliate (the “Selling Agent”) or any underwriter(s), in a commercially reasonable manner, will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”).  If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD or Shares, at the election of the Company, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6.If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares.  If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall.  Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

7.Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares for any Transaction be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction under this Master Confirmation (the result of such calculation, the “Capped Number”).  Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B  = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means, for each Transaction, as set forth in the Supplemental Confirmation for such Transaction.

Annex A-3

If at any time, as a result of this paragraph 7, Counterparty fails to deliver to Dealer any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Dealer thereof and deliver to Dealer a number of Shares not previously delivered as a result of this paragraph 7.  Counterparty agrees to use its best efforts to cause the number of authorized but unissued Shares to be increased, if necessary, to an amount sufficient to permit Counterparty to fulfill its obligation to deliver any Settlement Shares.

Annex A-4

ANNEX B

COMMUNICATIONS PROCEDURES

October 27, 2020

I.Introduction

The Hanover Insurance Group, Inc. (“Counterparty”) and Wells Fargo Bank, National Association (“Dealer”) have adopted these communications procedures (the “Communications Procedures”) in connection with entering into the Master Confirmation (the “Master Confirmation”), dated as of October 27, 2020, between Dealer and Counterparty relating to Uncollared Accelerated Share Repurchase transactions.  These Communications Procedures supplement, form part of, and are subject to the Master Confirmation.

II.Communications Rules

For each Transaction, from the Trade Date for such Transaction until the date all payments or deliveries of Shares have been made with respect to such Transaction, Counterparty and its Employees and Designees shall not engage in any Program-Related Communication with, or disclose any Material Non-Public Information to, any EDG Trading Personnel.  Except as set forth in the preceding sentence, the Master Confirmation shall not limit Counterparty and its Employees and Designees in their communication with Affiliates and Employees of Dealer, including, without limitation, Employees who are EDG Permitted Contacts.

III.Termination

If, in the sole judgment of any EDG Trading Personnel or any Affiliate or Employee of Dealer participating in any Communication with Counterparty or any Employee or Designee of Counterparty, such Communication would not be permitted by these Communications Procedures, such EDG Trading Personnel or Affiliate or Employee of Dealer shall immediately terminate such Communication.  In such case, or if such EDG Trading Personnel or Affiliate or Employee of Dealer determines following completion of any Communication with Counterparty or any Employee or Designee of Counterparty that such Communication was not permitted by these Communications Procedures, such EDG Trading Personnel or such Affiliate or Employee of Dealer shall promptly consult with his or her supervisors and with counsel for Dealer regarding such Communication.  If, in the reasonable judgment of Dealer’s counsel following such consultation, there is more than an insignificant risk that such Communication could materially jeopardize the availability of the affirmative defenses provided in Rule 10b5-1 under the Exchange Act with respect to any ongoing or contemplated activities of Dealer or its Affiliates in respect of any Transaction pursuant to the Master Confirmation, it shall be an Additional Termination Event pursuant to Section 19(a) of the Master Confirmation, with Counterparty as the sole Affected Party and all Transactions under the Master Confirmation as Affected Transactions.

IV.Definitions

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Confirmation.  As used herein, the following words and phrases shall have the following meanings:

“Communication” means any contact or communication (whether written, electronic, oral or otherwise) between Counterparty or any of its Employees or Designees, on the one hand, and Dealer or any of its Affiliates or Employees, on the other hand.

“Designee” means a person designated, in writing or orally, by Counterparty to communicate with Dealer on behalf of Counterparty.

“EDG Permitted Contact” means any of Craig W. McCracken, Tom Yates, Kevin Brillhart, Charlie Suominen, Frank Depinto, Gina Guccione, Andrew Ralston or any of their designees; provided that Dealer may amend the list of EDG Permitted Contacts by delivering a revised list of EDG Permitted Contacts to Counterparty.

Annex B-1

“EDG Trading Personnel” means Mark Kohn and Nirav Shah; provided that Dealer may amend the list of EDG Trading Personnel by delivering a revised list of EDG Trading Personnel to Counterparty; and provided further that, for the avoidance of doubt, the persons listed as EDG Permitted Contacts are not EDG Trading Personnel.

“Employee” means, with respect to any entity, any owner, principal, officer, director, employee or other agent or representative of such entity, and any Affiliate of any of such owner, principal, officer, director, employee, agent or representative.

“Material Non-Public Information”means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets and similar matters.

“Program-Related Communication” means any Communication the subject matter of which relates to the Master Confirmation or any Transaction under the Master Confirmation or any activities of Dealer (or any of its Affiliates) in respect of the Master Confirmation or any Transaction under the Master Confirmation.

Annex B-2